EXHIBIT 10.3

TERM NOTE

1.           DEFINED TERMS.  As used in this Term Note (the “Note”), the following terms shall have the following meanings:

1.1	Borrower:	SignalShare, LLC

1.2	Lender:	NFS Leasing, Inc
900 Cummings Center-Suite 226-U
Beverly, MA 01915

1.3	Loan Amount:	$4,946,212.91

1.4	Interest Rate:	See Section 3 below.

1.5	Maturity Date:	December 19, 2016

1.6	Loan Agreement:	a certain Lease Schedule Termination, Loan Agreement and General Release of even date herewith by and between Borrower and Lender (the “Loan Agreement”).

1.7
Loan, Loan Documents and Event of Default shall have the same meanings as in the Loan Agreement.  All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.  The Loan Documents are incorporated herein by reference.

2.           DEBT: For value received, Borrower hereby promises to pay to the order of Lender the Loan Amount, together with interest on all unpaid balances from the date hereof at the interest rate set forth in this Note, together with all other amounts due hereunder or under the Loan Documents.

3.           INTEREST: During the term of this Note, Interest on all unpaid principal of the Loan shall be charged at a fixed rate of eleven and 40/100 (11.40%) percent per annum.  Interest shall be calculated on the basis of the number of actual days elapsed and a 360-day year.

4.           PAYMENTS:

4.1         Weekly Payments.   Commencing retroactive to July 13, 2015, Borrower shall make seventy–five (75) consecutive weekly payments of principal and interest, each in the amount of $71,207.24.  Payment shall be due on Monday of each such week and shall be made to Lender via wire transfer to a bank account designated by Lender. In the event any such Monday is a Federal bank holiday, payment shall be made on the next business day.  Lender acknowledges that it has received the payments due for July 13, July 20, and July 27, 2015.

4.2         Final Balloon Payment.   On the Maturity Date, Borrower shall make a final payment of all outstanding principal and interest due on account of the Loan, in the amount of $18,886.83.

5.           DEFAULT INTEREST:  Upon an Event of Default and upon Lender’s election, any payment due hereunder or under any of the other Loan Documents shall, from and after the date of such Event of Default, accrue interest at a per annum rate equal to the lesser of (a) the Interest Rate, plus four (4%) percent, or (b) the maximum rate permitted by law, and such interest shall be due and payable, on demand, at such rate until the entire amount due is paid to Lender, whether or not any action shall have been taken or proceeding commenced to recover the same.  Nothing in this Section 5 or in any other provision of this Note shall constitute an extension of time of payment of the indebtedness hereunder.

6.           DELINQUENCY CHARGES:  If Borrower fails to make any payment due on this Note  within five (5) business days after such payment becomes due, Lender may, at its option, whether immediately or at the time of final payment of the amounts evidenced by this Note, impose a delinquency or “late” charge equal to five (5%) percent of the amount of such past due payment notwithstanding the date on which such payment is actually paid in full, and the amount thereof shall be secured by the Security Agreement and by any collateral held by Lender to secure such indebtedness.  Borrower agrees that any such delinquency charges shall not be deemed to be additional interest or penalty, but shall be deemed to be liquidated damages because of the difficulty in computing the actual amount of damages in advance.

7.           COSTS AND EXPENSES UPON DEFAULT: After default, in addition to principal, interest and delinquency charges, Lender shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys, fees and expenses, incurred in connection with the protection or realization of collateral or in connection with any of Lender's collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand and until paid shall also be secured by the Loan Documents and by all collateral held by Lender as security for Borrower's obligations to Lender.

8.           APPLICATION OF PAYMENTS: Unless an Event of Default has occurred, all payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note and under the other Loan Documents, then to interest which is due and payable under this Note and the remainder, if any, to principal due and payable under this Note.  If an Event of Default has occurred, such payments may be applied to sums due under this Note or under the other Loan Documents in any order and combination that Lender may, in its sole and absolute discretion, determine.

9.           PERMITTED PREPAYMENT:  The Borrower shall have the right to prepay the Loan in whole, or in part, together with all delinquency charges and any other amounts which may be due hereunder or under any of the other Loan Documents at any time, without premium or penalty.

10.          COSTS: In addition to principal, interest and delinquency charges, Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and all reasonable expenses and disbursements of counsel, in connection with the protection, realization or enforcement of any of Lender's rights against Borrower and against any collateral given Lender to secure this Note or any other liabilities of Borrower to Lender (whether or not suit or foreclosure is instituted by or against Lender).

Borrower hereby agrees to pay to Lender on demand all costs and expenses of Lender in connection with, and any stamp or other taxes or charges (including filing fees) payable with respect to, this Note and the enforcement hereof.

11.       WAIVERS: BORROWER IRREVOCABLY WAIVES ITS RIGHTS TO NOTICE AND HEARING TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, and, further, irrevocably waives presentment for payment, demand, notice of nonpayment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after the maturity of this Note, with or without notice to Borrower, and agree that Borrower's liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender.  Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral for this Note, or any part thereof, with or without substitution of said collateral.  Any delay on the part of Lender in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

12.         USURY: Lender has filed notification under applicable law that it may charge interest in excess of the maximum lawful rate.  If at any time the rate of interest charged by Lender under the Loan is determined to be in violation of applicable law (by lapse in Lender’s so-called “usury filing,” change in law or otherwise) and such laws would ever render collection of any amounts under this Note or the other Loan Documents deemed usurious illegal, then it is Borrower's and Lender's express intention that Borrower, for the duration of any such illegality, shall not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 12 shall control over all other provisions of this Note and the Loan Documents which may be in apparent conflict herewith, that such excess amount shall be credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall be reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery by Lender of the fullest amount otherwise called for under this Note.  Any such crediting or refund shall not cure or waive any default by Borrower under this Note or the other Loan Documents.  If at any time following any reduction in the interest rate payable by Borrower there remains unpaid any principal amount under this Note and the maximum interest rate allowed by applicable law is increased or eliminated, or Lender is permitted to resume charging interest at a rate in excess of the maximum legal rate, then the interest rate payable under this Note shall be readjusted up to but not to exceed the original Interest Rate provided herein above, to the extent not prohibited by applicable law, so that the dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws.  Borrower agrees that in determining whether or not any interest payable under this Note or the other Loan Documents exceeds the highest rate allowed by law, any non-principal payment (except payments specifically stated in this Note or in the other Loan Documents to be “interest”), including, without limitation, prepayment fees and delinquency charges, shall, to the maximum extent allowed by law, be an expense, fee or premium rather than interest.  The term “applicable law”, as used in this Note shall mean the laws of The Commonwealth of Massachusetts, the state in which the collateral is located (if other than The Commonwealth of Massachusetts) or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

13.         ACCELERATION AND OTHER REMEDIES: If:

(a)	Borrower fails to timely pay any sum due on this Note within five (5) business days of its due date; or

(b)	such other “Event of Default”, as said term is defined in the Loan Agreement or any other Loan Document, occurs;

then, and in any such event following the expiration of any applicable notice, grace or cure periods with respect thereto under the Loan Documents, Lender may, at its option, declare the entire unpaid balance of this Note together with interest accrued thereon, to be immediately due and payable and Lender may proceed to exercise any rights or remedies that it may have under this Note, the Loan Agreement, the other Loan Documents or such other rights and remedies which Lender may have at law, equity or otherwise.

14.           JOINT AND SEVERAL LIABILITY: The liabilities of Borrower and any Guarantor of this Note are joint and several; provided, however, the release by Lender of Borrower or any one or more Guarantors shall not release any other party obligated on account of this Note.  Each reference in this Note to Borrower and any Guarantor is to such entity or person individually and also to all such entities and persons jointly.  No entity or person obligated on account of this Note may seek contribution from any other entity or person also obligated unless and until all liabilities to Lender from the entity or person from which contribution is sought have been satisfied in full.

15.           SUCCESSORS AND ASSIGNS: This Note shall be binding upon Borrower and upon its successors, assigns and representatives, and shall inure to the benefit of Lender and its successors, endorsees, and assigns.

16.           SECURITY: This Note is secured by the other Loan Documents, and all amendments, modifications, supplements, substitutions, additions, renewals, replacements and extensions thereof.  Borrower hereby grants to Lender a security interest in any and all deposits or other sums at any time credited by or due from Lender to Borrower and any cash, securities, instruments, or other property of Borrower which now or hereafter are at any time in the possession or control of Lender shall constitute additional security to Lender for the liabilities of Borrower to Lender including, without limitation, the liability evidenced hereby, and may be applied or set off by Lender against such liabilities at any time from and after an Event of Default hereunder whether or not other collateral is available to Lender.

17.           COLLECTION: Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Lender and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender and applied to this indebtedness in the manner elsewhere herein provided.

18.           AMENDMENTS: This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

19.          GOVERNING LAW; SUBMISSION TO JURISDICTION: This Note is given to evidence debt for business or commercial purposes, is being delivered to Lender at its office in The Commonwealth of Massachusetts and shall be governed by and construed under the laws of said Commonwealth.  Borrower, each director, officer, shareholder, employee, manager and member, or any partner of such director, officer, shareholder, employee, manager and member of Borrower, hereby submits to the exclusive personal jurisdiction in The Commonwealth of Massachusetts for the enforcement of Borrower's obligations hereunder, under the Loan Agreement and under the other Loan Documents, and waive any and all personal rights under the law of any other state to object to jurisdiction within such State for the purposes of litigation to enforce such obligations of Borrower.  In the event such litigation is commenced, Borrower agree that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at the address set forth in the preamble to this Note.

20.           CAPTIONS: All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

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IN WITNESS WHEREOF, this Note has been executed and delivered under seal this 31st day of July, 2015.

BORROWER:

SIGNALSHARE, LLC,
A Delaware limited liability company

______________________________________________	By: /s/ Aaron Dobrinsky
Witness	Name: Aaron Dobrinsky
Title: Manager